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EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement on Form S-3 of HyperFeed Technologies, Inc. (previously known as PC Quote, Inc.) of our report dated March 7, 1997, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, relating to the statements of operations, stockholders' equity, and cash flows of PC Quote, Inc. for the year ended December 31, 1996, which report appears in the December 31, 1998, Annual Report on Form 10-K of PC Quote, Inc. and to the reference of our firm under the heading "Experts" in the Registration Statement.

                                            /s/ McGladrey & Pullen, LLP



                                            January 5, 2000
                                            Schaumburg, Illinois